Exhibit 10.48D

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement is made and entered into on the 22nd day of February, 2008, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and PETER E. KALAN (the “Executive”). CSGS and Systems collectively are referred to in this Fourth Amendment and the Employment Agreement as the “Companies.”

* * *

WHEREAS, the Companies and the Executive entered into an Employment Agreement dated January 18, 2001 (the “Employment Agreement”), a First Amendment thereto dated May 23, 2006 (the “First Amendment”), a Second Amendment thereto dated March 6, 2007 (the “Second Amendment”), and a Third Amendment thereto dated August 14, 2007 (the “Third Amendment”); and

WHEREAS, the Companies and the Executive desire to further amend the Employment Agreement as herein set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained in this document, the Companies and the Executive agree as follows:

1. Effective as of December 29, 2007, Paragraph 1 of the Employment Agreement, as previously amended, hereby is further amended in its entirety so as to read as follows:

“1. Employment and Duties. Each of the Companies hereby employs the Executive as its Chief Executive Officer and President throughout the term of this agreement and agrees to cause the Executive from time to time to be elected or appointed to such corporate offices or positions. The duties and responsibilities of the Executive shall include the duties and responsibilities of the Executive’s corporate offices and positions referred to in the preceding sentence which are set forth in the respective bylaws of the Companies from time to time, overall responsibility for the development and implementation of the business plans and strategies of the Companies, and such other duties and authorities consistent with the Executive’s corporate offices and positions referred to in the preceding sentence and this agreement which the Board of Directors of CSGS (the “Board”) from time to time may assign to the Executive. If the Executive is elected or appointed as a director of CSGS or Systems or as an officer or director of any of the respective subsidiaries of the Companies during the term of this agreement, then he also shall serve in such capacity or capacities but without additional compensation.”

2. Effective as of January 1, 2008, Paragraph 4 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“4. Base Salary. For all services to be rendered by the Executive pursuant to this Agreement, the Companies agree to pay the Executive during the term of this agreement a base salary (the “Base Salary”) for each calendar year at an annual rate which is not less than the annual rate of the Executive’s Base Salary in effect on December 31 of the immediately preceding calendar year. The Executive’s annual incentive bonus provided for in Paragraph 5 and all other compensation and benefits to which the executive is or may become entitled pursuant to this agreement or under any plans or programs of the Companies shall be in addition to the Base Salary.”

3. Effective as of January 1, 2008, Paragraph 10(d)(i) of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“(i) The Base Salary through that date which is two (2) years after the effective date of such termination (the “Ending Date”), to be paid at the same times that the Base Salary would have been paid if such termination had not occurred; provided, that if the Executive commences employment with another employer, whether as an employee or as a consultant, prior to the Ending Date (for purposes of this Paragraph 10, the “Other Employment”), then such payments of the Base Salary shall be reduced from time to time by the aggregate amount of salary, cash bonus, and consulting fees received or receivable by the Executive from the Other Employment for services performed by him during the period from the commencement of the Other Employment through the Ending Date;”

4. Effective as of January 1, 2008, Paragraph 10(e) of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“(e) Termination Without Cause After a Change of Control. If, after the occurrence of a Change of Control, the Companies or any Permitted Assignee terminates the Executive’s employment under this agreement for any reason other than cause or the Executive’s death or disability, then the Executive shall be entitled to receive from the Companies and the Permitted Assignee, if any (all of whom shall be jointly and severally liable therefor), all of the compensation, benefits, and other payments from the Companies which are described and provided for in subparagraph (d) of this Paragraph 10 (as modified by this subparagraph (e)); provided, however, that (i) the aggregate Base Salary payable under subparagraph (d)(i) for all periods through the Ending Date shall be paid to the Executive in a lump sum without regard to Other Employment not later than thirty (30) days after the effective date of such termination, (ii) the minimum annual incentive bonus payable under subparagraph (d)(ii) shall be paid to the Executive not later than thirty (30) days after the effective date of such termination (with any balance of such annual incentive bonus being payable as provided in such subparagraph (d)(ii)), and (iii) the amount payable under subparagraph (d)(iii) (as modified by this subparagraph (e)) shall be one hundred percent (100%) of the Base Salary in effect on the effective date of such termination and shall be paid to the Executive in a lump sum not later than thirty (30) days after the effective date of such termination.”

5. Upon the execution of this Fourth Amendment to Employment Agreement, any subsequent reference to the Employment Agreement shall mean the Employment Agreement as amended by the First Amendment, the Second Amendment, the Third Amendment, and this Fourth Amendment to Employment Agreement. As amended by the First Amendment, the Second Amendment, the Third Amendment, and this Fourth Amendment to Employment Agreement, the Employment Agreement shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, each of the parties has caused this Fourth Amendment to Employment Agreement to be executed as of the date first set forth above.

CSG SYSTEMS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Joseph T. Ruble
Joseph T. Ruble, Executive Vice President and General Counsel

CSG SYSTEMS, INC., a Delaware corporation

By:	/s/ Joseph T. Ruble
Joseph T. Ruble, Executive Vice President and General Counsel

/s/ Peter E. Kalan
Peter E. Kalan

3